FOR IMMEDIATE RELEASE                                                                                                           EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Raabe (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT CORPORATION PROVIDES UPDATE ABOUT RESULTS OF
SHAREHOLDER MEETING

MINNEAPOLIS – (September 8, 2009) – Select Comfort Corporation (NASDAQ: SCSS), one of the nation’s leading bed retailers and creator of the SLEEP NUMBER® bed, today provided an update about the results of the special meeting of shareholders held August 27, 2009.

On May 22, 2009, Select Comfort entered into a Securities Purchase Agreement with Sterling Partners that provided for the sale of 50 million shares of the company’s common stock to Sterling Partners at a price of $0.70 per share for gross proceeds of $35.0 million.

During the special meeting of shareholders held August 27, 2009, Select Comfort shareholders did not approve the Sterling Partners Securities Purchase Agreement. Because of the small margin by which the company’s shareholders did not approve the Sterling Partners agreement, Select Comfort instructed Broadridge Financial Solutions, Inc. – the independent tabulation agent engaged by the company for purposes of the special meeting of shareholders – to perform a recount to ensure all votes were correctly counted.

Broadridge completed the recount and validated the initial results of the shareholder vote, which reconfirms that Select Comfort shareholders did not approve the Sterling Partners agreement. Under NASDAQ regulations applicable to the company, Select Comfort cannot consummate the Sterling Partners agreement absent shareholder approval.

On September 2, 2009, Sterling Partners filed a complaint in Delaware Chancery Court requesting expedited proceedings and a temporary restraining order requiring, among other things, that Select Comfort retain an additional independent third party to recount the vote and would be prohibited from terminating the Securities Purchase Agreement.
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Select Comfort Corporation Provides Update – Page  of 2

At a hearing held September 4, 2009, the court rejected Sterling Partners’ above-described requests. During the hearing, the company agreed to provide Sterling Partners with materials relating to Broadridge’s tabulations of the shareholder votes and to not terminate the Securities Purchase Agreement prior to 5:00 p.m. EDT on September 8, 2009. The company has since provided Sterling Partners with the Broadridge tabulation materials.

On September 3, 2009, Patrick Hopf, in his capacity as a Select Comfort shareholder, filed a lawsuit in Hennepin County Minnesota District Court. The lawsuit seeks equitable relief against the company, its directors and certain officers, and requests that the court issue orders: (i) declaring that the named defendants breached their duty of care by failing to commence a recount and audit of the vote by an independent and neutral third party; (ii) ordering the named defendants to commence a recount and audit of the vote by an independent and neutral third party with a representative from each party present, and; (iii) ordering the named defendants to not take any action with respect to the Sterling Partners agreement until the vote has been recounted and audited by an independent third party.

If shareholders had approved the Sterling Partners agreement, it was expected that the new Select Comfort Board of Directors, a majority of whom would be comprised of Sterling Partners designees, would appoint Patrick Hopf as president and CEO of Select Comfort.

Select Comfort believes the claims made by Mr. Hopf do not have merit and the company intends to vigorously defend the litigation.

About Select Comfort Corporation
Founded more than 20 years ago, Select Comfort was ranked the no. 1 bedding retailer in the United States for nine years running1. Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories. SELECT COMFORT® products are sold through its approximately 420 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

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1 Furniture/Today